Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE
#2018US05

            This document certifies that an Intellectual Property License dated as of April 24, 2018 has been granted by:

Lexaria Bioscience Corp., a Nevada corporation with offices at 156 Valleyview Rd, Kelowna, British Columbia, V1X 3M4, Canada (“Licensor”, “Lexaria”, “us”, “our”, “we”),

To:

Nuka Enterprises, LLC, a Delaware limited liability company with offices at 9690 Dallas St., Henderson, Colorado (together with its successors and assigns “Nuka”, “Licensee”, “you”, “your”).

RECITALS

            WHEREAS certain capitalized terms not otherwise defined below are defined in Exhibit “D” herein;

            WHEREAS, LICENSEE is directly or indirectly through a Partner, as further defined in section 1(a), engaged in the business of developing, manufacturing, and selling marijuana-infused products pursuant to licenses issued by the State of Colorado Department of Revenue Marijuana Enforcement Division (“MED”), pursuant to regulations promulgated under C.R.S. § 12-43.4 -101 et seq, and the City of Henderson, pursuant to regulations promulgated thereby and pursuant to licenses issued by the authorities relevant in each and every geographic location optioned within this Agreement, pursuant to regulations promulgated thereby;

            WHEREAS, LICENSOR owns and holds, and will make improvements from time to time upon, certain intellectual property and technology (“Technology”) related to, including but not limited to, the development, testing, and manufacturing process for cannabis-infused and vitamin-infused products, which Technology is more specifically described in Exhibit A and detailed batch records and formulation calculation spreadsheets that shall be provided by email prior to the execution of this License Agreement, by LICENSOR to LICENSEE;

            WHEREAS, LICENSEE wishes to utilize the Technology (which shall include any Licensor’s Improvements, as defined below) of LICENSOR, and LICENSOR desires for LICENSEE to utilize the Technology with cannabis-infused chocolates, candies, and/or consumable liquids and/or topical skin-care or transdermal products that will always contain more than 0.3% Tetrahydrocannabinol (THC) (together, the “End Products”), as further described in Exhibit B and in Definitions, subject to the terms and conditions set forth herein. Such End Products shall only be distributed and/or sold by LICENSEE or Partner as defined in Section 1.a below in compliance with all local and state, licensing requirements within the state of Colorado in which LICENSEE is permitted by this Agreement or an addendum to this Agreement to sell or distribute the End Products (such locations collectively referred to as “Permitted Locations” or “Territory”);

            WHEREAS, LICENSEE shall not export the End Products from any individual jurisdiction within the Territory to any other location within or outside of the Territory without express written permission granted in advance from the LICENSOR and any relevant local laws or authority and subject to entering a separate licensing agreement or by addendum to this Agreement, and always subject to availability among other LICENSOR considerations;

            NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

LICENSE

1.	License of Technology: Subject to certain terms and conditions, LICENSOR hereby grants to LICENSEE each of the licenses more fully defined in Section 2 below.

a)

Non-transferable: The license granted by this Section 1 may not be transferred or sublicensed by LICENSEE without LICENSOR’s written consent. However, LICENSEE has the right to sublicense its license to any entity within the Nuka Group.

b)

Other Products: The Parties agree that LICENSEE is not limited to production of the End Products defined herein, but that LICENSEE may develop, create and test new products that are derived from or otherwise incorporate the Technology and such new products are only to be distributed and/or sold to Permitted Locations (the “New Products”), subject to availability of licenses in the future from Lexaria.

2)	Semi-Exclusivity. LICENSEE will have the following rights to produce and sell the End Products for ten (10) years in the Territory using the Technology licensed pursuant to this Agreement.

a)	In the Territory:

Semi-Exclusive rights from the Effective Date until ten (10) years after the Effective Date, allowing LICENSEE the ability to continue to manufacture and sell the End Products directly or through its Partner in the Permitted Locations within the Territory for the balance of the term of this Agreement as per Section 4. Semi-Exclusive under this Agreement means that LICENSOR will not permit more than five (5) other such licensees at any time for the End Products utilizing its Technology to be granted within the Territory.

b)	License Option:

Furthermore, during the life of this Agreement, LICENSOR will reserve one license in each other State in the United States where there is a lawful and regulated adult use or medical cannabis market and in the country of Canada for each product line in Exhibit B for the benefit of LICENSEE to be semi-exclusive in the case of the End Products, to distribute and/or sell End Products in locations compliant with all local and state laws applicable therein both at the time of effecting this Agreement and as laws evolve in America during the life of this Agreement under this option arrangement (the “License Option”).

If it chooses to accept a License Option, LICENSEE shall provide thirty (30) calendar days’ notice in writing not less than 30 days in advance prior to first LICENSEE sales expected in each new Subsequent Territory under this License Option. License Fees as per Exhibit C start as of first LICENSEE sale in each new Subsequent Territory under this License Option. For territories where a final, semi-exclusive license is the only remaining license available, LICENSOR shall notify LICENSEE that such final license exists and LICENSEE shall have the option of receiving the final, semi-exclusive license for each Subsequent Territory under this License Option if it accepts the option within sixty (60) days of being notified in writing by Licensor. If and only at such time as LICENSEE notifies LICENSOR that it wants to sell or cause to sell directly or through a Partner, as described in Section 1(a), any End Products utilizing the Technology in any or all of the Subsequent Territory locations included under this License Option (“Exercise of License Option”), then LICENSEE does hereby agree to a license of the Technology for each state into which it has exercised the License Option that is substantially similar to this Agreement in each Subsequent Territory optioned in accordance with this License Option (“Subsequent License Agreement”). Each Subsequent License Agreement will have an expiration date that matches exactly the expiration date of this Agreement (ie: April 2028). All such Subsequent License Agreements entered prior to September 1, 2023 shall follow to the greatest extent possible the same proportionate appropriate Territory License fees and Usage fees of this Agreement subject to those terms found in Exhibit C below. All such Subsequent License Agreements entered on or after September 1, 2023 shall be subject to good faith negotiations to determine appropriate fair market value Territory License fees and Usage Fees relative to the then-current market conditions.

c)

LICENSOR’s Products: LICENSOR shall not be prohibited from licensing or similar arrangements with respect to the Technology outside of the Territory, subject to the terms of this Agreement, including the semi-exclusivity provisions and License Options and Product Options. LICENSOR is expressly permitted to utilize its Technology on any basis it chooses, at any time, for producing and commercializing its own products.

3)

Rights and Obligations Related to the Technology. Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)

LICENSOR Intellectual Property: LICENSOR retains full, absolute, and complete rights to all processes covered or described in all of its issued patents and its patent applications filed prior to the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (“Licensor IP”), unless LICENSOR allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

b)

LICENSEE Intellectual Property: Any intellectual property resulting solely from LICENSEE’s work, know-how, or development that does not include nor rely upon the Technology, Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

c)	Improvements:

i)

LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSOR, its employees or others acting solely on LICENSOR’s behalf shall be owned solely by LICENSOR (“Licensor Improvements”).

ii)

LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSEE, its employees or its Partner, as defined by this Agreement, shall be owned by the LICENSEE (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect (including any renewal terms) and LICENSOR agrees to negotiate in good faith terms of license renewal after the end of the Term of this Agreement and any renewal terms per Section 4a. If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements to validate LICENSEE’S claim to Licensee Improvements. Following receipt of notice of such Licensee Improvements, LICENSOR shall have the exclusive option during the Term of this Agreement (and any renewal terms) to purchase or license from LICENSEE the Licensee Improvements for LICENSOR’s use upon mutually agreeable terms and conditions that the parties shall negotiate in good faith. Nothing in this Agreement shall be interpreted to require LICENSEE to sell or license the Licensee Improvements to LICENSOR.

iii)

Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by both LICENSOR AND LICENSEE shall be jointly owned intellectual property by LICENSOR AND LICENSEE.

iv)

Improvements; Assignment. LICENSEE and LICENSOR hereby represent that all Partners, employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such Partners, employees or other persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

v)	Improvements; Confidential Information. All Improvements shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

d)	Inventions; Reporting:

i)

Upon making any invention that does not include or rely upon the Technology LICENSEE has no obligation to share such information of invention with LICENSOR nor inform LICENSOR of said invention, and LICENSEE retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to LICENSEE. Upon making any invention that does or does NOT include or rely upon the Technology, LICENSOR has no obligation to share such information of invention with LICENSEE nor inform LICENSEE of said invention, and LICENSOR retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention.

e)	Jointly Owned Intellectual Property: If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each Party shall be named as joint inventors.

i)

Prosecution and Maintenance of Jointly Owned Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

ii)

Jointly Owned IP Rights. LICENSOR grants to LICENSEE an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP.

f)

No Challenge. LICENSEE expressly acknowledges and agrees that all rights in and to the Technology shall remain vested in LICENSOR, and LICENSEE shall not assert any rights to the Technology except as otherwise provided in this Section 3.

g)

Notice Requirements. To the extent required by applicable rules and regulations, including those of MED related to packaging, LICENSEE agrees that it will include such patent notices and other proprietary notices on all End Products or related materials that contain any Technology if required by MED or other regulators in order to give appropriate notice of all intellectual property rights therein or pertaining thereto.

h)	Quality Control.

i)	LICENSEE agrees to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii)

LICENSEE shall (a) ensure that all End Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the End Products and such related materials.

4)	Term and Termination.

a)

Term and Renewal. This Agreement shall take effect upon signing by both Parties and shall remain in effect for the shorter of either ten (10) years; or, such circumstances as described in Section 4.c. At any time after the ninth anniversary, this Agreement may be renewed by LICENSEE for an additional five (5) years on terms to be negotiated in good faith based on market conditions at the time of renewal by the Parties.

	b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement as follows:

i)

This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure of LICENSEE to pay any license fees for more than sixty (60) days after they become due; (ii) LICENSEE’s violation of the provisions of Sections 7 and 8 or LICENSEE’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSOR; (iii) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; or (iv)LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)

This Agreement may be terminated by LICENSEE by written notice to LICENSOR in the event of material breach by LICENSOR of its obligations or representations and warranties under this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSEE.

c)

Effect of Termination. Except as provided for in Section 5, LICENSEE’s payment obligations shall extinguish if this Agreement is terminated. If the Agreement expires without any renewal thereof, then LICENSEE must immediately cease and desist all utilization of the Technology to manufacture, distribute or sell End Products, except that it may distribute and sell End Products until all finished goods and raw materials inventory as of the date of termination (inventory verification required) that pertains to the Technology has been sold. In any event, upon the natural future expiration of all pending and issued patents as applicable related to the Technology described herein the License Agreement shall expire and LICENSEE shall have no further payment obligations to LICENSOR.

Survivability. This agreement in its entirety survives and remains in force if either Party is acquired by any unknown third party. In the event that either Party negotiates any such sale or acquisition, then it shall form a part of any such sale or acquisition agreement, that this Agreement remains binding upon the third party that is the purchaser or acquirer.

5)	Indemnification.

a)

LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE’s production, distribution and/or sale of End Products, except as to any liability arising out of the proper use of the Technology.

b)

LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

6)

Confidentiality. In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, LICENSEE will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of LICENSOR (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, LICENSEE will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as LICENSEE would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, LICENSEE shall immediately return all Confidential Information to LICENSOR and LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’S expense.

In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, LICENSOR will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information and other intellectual property of LICENSEE (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, LICENSOR will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as LICENSOR would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, LICENSEE shall immediately return all Confidential Information to LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSEE’S expense.

a)

Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party's approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days' prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)

Saving Provision. The Parties agree and stipulate that the agreements contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

7)

Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY.

8)	No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN,

LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY END PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR END PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

            NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, do hereby agree.

            IN WITNESS WHEREOF, Lexaria Bioscience Corp has granted this license.

“LICENSOR”
LEXARIA BIOSCIENCE CORP.

       /s/ Chris Bunka, CEO

EXHIBIT A

TECHNOLOGY

The Technology consists of:

(1) the following patent applications, patents granted, and PCT International Patent Applications; (2) all technical know-how and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the patent applications. (the “Licensed Patents”):

U.S. Patent Granted No. 9,474,725 awarded October 27, 2016.

U.S. Patent Granted No. 9,839,612 B2 awarded December 12, 2017

U.S. Provisional Patent Application No. 62/010,601.

U.S. Provisional Patent Application No. 62/037,706.

U.S. Provisional Patent Application No. 62/153,835.

U.S. Provisional Patent Application No. 62/161,324.

U.S. Notice of Allowance (March 2018) for Provisional Patent Application No. 15/225,802.

U.S. Provisional Patent Application No. 15/225,802.

U.S. Provisional Patent Application No. 62/264,959.

U.S. Provisional Patent Application No. 62/264,967.

U.S. Utility Patent Application No. 14/735,844.

PCT International Patent Application No.

PCT/US15/35128. PCT International Patent Application No.

PCT/US16/64295. PCT International Patent Application No. PCT/US16/64296.

National filings thereunder:
2949369,
201580031524.X,
15806768.6,
201647041745.00
516371405

Australian Patent Granted No. 2015274698 awarded June 15, 2017

EXHIBIT B

END PRODUCTS and PRODUCT OPTIONS

Product Line Name	Product Line Description
Chocolate Products

Any product that is generally recognized as “chocolates,” “chocolate bars,” “chocolate treats (including chocolate baked goods),” “chocolate truffles,” “caramels,” “chocolate caramels,” “caramel treats,” or primarily composed of a form of chocolate or cocoa, and is infused with marijuana oil or equivalent containing more than 0.3% THC.

Candies Product Line

All products that are not Chocolates but are generally recognized as “candies,” “gummies and jellies,” “suckers,” “hard or rock candies,” “jelly beans”, mints and non-chocolate mint products, etc, that are primarily made with sugar and/or other sweeteners and not generally recognized as a natural food and is infused with marijuana oil or equivalent containing more than 0.3% THC. This category excludes pills, tablets and capsules that are not primarily made with sugar and/or other sweeteners, that are generally recognized as vitamins, supplements, medicines, sublingual or rapidly dissolving mouth-melts. This category also excludes any solid tablet or form factor meant to dissolve in a food product, liquid or beverage for purposes of seasoning, flavoring or infusing marijuana oil therein.

Consumable Liquids

Any consumable liquid products including, but not limited to, cold brew or hot coffee, teas, lemonades, flavored waters, juices, protein drinks, sport drinks, cocoa drinks, kombuchas, probiotics, energy drinks/shots, vitamin waters, tinctures, essential oils, olive oils, flavored concentrates, dressings, honeys and syrups, flavored sprays or sauces for consumption by way of ingestion that are infused with marijuana oil or equivalent containing more than 0.3% THC.

Topical Skin Products	Any cream, oil, salve or similar consumer product designed to be delivered to and through human skin that is infused with marijuana oil or equivalent containing more than 0.3% THC.
Pills, tablets, or additives

Any pills, tablets and capsules that are not primarily made with sugar and/or other sweeteners, that are generally recognized as vitamins, supplements, medicines, sublingual, or rapidly dissolving mouth-melts, that are otherwise compliant with this Agreement. This category EXCLUDES any solid tablet or form factor meant to dissolve in a food product, liquid or beverage for purposes of seasoning, flavoring, or infusing marijuana oil therein.